Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOMIMETIC THERAPEUTICS, INC.

The undersigned hereby certifies that:

ONE:    The present name of the corporation is ‘‘BioMimetic Therapeutics, Inc.’’ and the name under which the corporation was originally incorporated is ‘‘BioMimetic Merger Corp.’’ and the date of filing of the original Certificate of Incorporation of the corporation with the Secretary of State of the State of Delaware is May 21, 2001.

TWO:    He is the duly elected and acting Chief Executive Officer of BioMimetic Therapeutics, Inc., a Delaware corporation.

THREE:    Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows (hereinafter the ‘‘Restated Certificate’’):

I.

The name of the corporation (hereinafter called the ‘‘Corporation’’) is BioMimetic Therapeutics, Inc.

II.

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, DE 19904, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Fifty-Two Million Five Hundred Thousand (52,500,000) shares, consisting of Thirty-Seven Million Five Hundred Thousand (37,500,000) shares of common stock, par value $0.001 per share (‘‘Common Stock’’), and Fifteen Million (15,000,000) shares of preferred stock, par value $0.001 per share (‘‘Preferred Stock’’).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

1.	Common Stock

(a)	General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

(b)	Dividends and Distributions. The holders of shares of Common Stock shall be entitled to receive such dividends and distributions as may be declared and paid on such shares of Common Stock from funds lawfully available therefor, from time to time, as determined by the Board of Directors, subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

(c)	Voting Rights. All holders of Common Stock shall be entitled to notice of any stockholders' meeting. Subject to the provisions of any applicable law and except as otherwise provided in this Restated Certificate or by the resolution or resolutions providing for the issue of shares of Preferred Stock, all voting rights shall be vested solely in the Common Stock. The holders of shares of Common Stock shall be entitled to vote upon the election of directors and upon any other matter submitted to the stockholders for a vote. Each share of Common Stock issued and outstanding shall be entitled to one noncumulative vote. A fraction of a share of Common Stock shall not be entitled to any voting rights whatsoever.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

(d)	Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

2.	Preferred Stock

The Board of Directors or a committee of the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation or a resolution of the Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to create or provide, out of the unissued shares of Preferred Stock, for the issuance of any of the shares of the Preferred Stock in one or more classes or series. Before any shares of any such class or series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the designations, preferences, and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereon, including, but not limited to, determination of any of the following:

(a)	the designation of such class or series, the number of shares to constitute such class or series and the stated value thereof if different from the par value thereof;

(b)	whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full, special or limited, and whether the shares of such class or series shall be entitled to vote as a separate class either alone or together with the shares of one or more other classes or series of stock;

(c)	the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation that such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

(d)	whether the shares of such class or series shall be subject to redemption (including sinking and purchase fund provisions) by the Corporation at its option or at the option of the holders of such shares or upon the happening of a specified event, and, if so, the times, prices and other terms, conditions and manner of such redemption;

(e)	the preferences, if any, and the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(f)	whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(g)	whether the shares of such class or series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of stock of any other class or any other series of the same class or any other class or classes of securities or property and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)	the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of the same class;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of the same class or of any other class; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock, but not below the number of shares of such class or series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

3.    Issuance of Capital Stock.    Except as otherwise provided in this Restated Certificate or by applicable law, the Corporation's capital stock, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine by a resolution or resolutions adopted by a majority of the Board of Directors then in office.

V.

The business and affairs of the Corporation shall be managed by a Board of Directors:

1.    Election of Directors.    The number of directors that shall constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office, but in any event shall not be less than one nor more than 15, plus that number of directors who may be elected by the holders of any one or more series of Preferred Stock voting separately as a class pursuant to the provisions applicable in the case or arrearages in the payment of dividends or other defaults contained in this Certificate of Incorporation or the Board of Directors’ resolution providing for the establishment of any series of Preferred Stock. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes: Class I, Class II and Class III. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors shall serve for a term expiring at the annual meeting of stockholders next following the date of their designation as Class I directors, the directors first designated as Class II directors shall serve for a term expiring at the second annual meeting of stockholders next following the date of their designation as Class II directors, and the directors first designated as Class III directors shall serve for a term expiring at the third annual meeting of stockholders next following the date of their designation as Class III directors. Each director shall hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, resignation or removal. The Board of Directors shall specify the class to which a newly created directorship shall be allocated.

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

2.    Vacancies.    Except as a Board of Directors’ resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director’s successor shall have been elected and qualified or until his earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The foregoing provisions are subject to the terms of any Preferred Stock with respect to the directors to be elected solely by the holders of such Preferred Stock.

3.    Written Consent Action.    Whenever the Board of Directors is required or permitted to take any action by vote, such action may be taken without a meeting by unanimous written consent setting forth the action so taken, signed by all of the directors.

VI.

The Corporation shall have perpetual existence.

VII.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority and number representing three fourths (3/4) in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

VIII.

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of §102 of the Delaware General Corporation Law, as the same may be amended or supplemented. This ARTICLE EIGHTH does not affect the availability of equitable remedies for breach of fiduciary duties. The provisions of this ARTICLE EIGHTH are not intended to, and shall not, limit, supersede or modify any other defense available to a director under applicable law. Any repeal or modification of this ARTICLE EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IX.

1.    The Corporation shall, to the fullest extent permitted by §145 of the Delaware General Corporation Law, as the same may be amended or supplemented (but in the case of any such amendment or supplement, only to the extent that such amendment or supplement permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment or supplement), indemnify any and all directors and officers whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The Corporation may, in its sole discretion and to the fullest extent permitted by §145 of the Delaware General Corporation Law, as the same may be amended or supplemented, indemnify any and all employees and agents whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall continue as to a person who has ceased to be an employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

2.    The Corporation shall pay the expenses incurred in defending any proceeding against a director or officer which is or may be subject to indemnification pursuant to this ARTICLE NINTH in advance of final disposition of such proceeding; provided, however, that the payment of such expenses incurred by a director or officer shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this ARTICLE NINTH or otherwise. The Corporation may, in its sole discretion, advance expenses incurred by its employees or agents to the same extent as expenses may be advanced to its directors and officers hereunder.

3.    The rights conferred on any person by this ARTICLE NINTH shall be deemed contract rights and shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Restated Certificate or the Corporation's Bylaws, agreement, or vote of stockholders or disinterested directors or otherwise.

4.    The Corporation may purchase and maintain insurance to protect itself and any other director, officer, employee or agent of the Corporation or any corporation, partnership, joint venture, trust or other enterprise against any liability, whether or not the Corporation would have the power to indemnify such person under the Delaware General Corporation Law.

X.

The Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, BioMimetic Therapeutics, Inc., has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and President this 12 day of May, 2006.

BioMimetic Therapeutics, Inc.
Signature: /s/ Dr. Samuel E. Lynch
Printed Name: Dr. Samuel E. Lynch
Title: Chief Executive Officer and President